Consulting Agreement

17 November, 2009

This Consulting Agreement (“Agreement”) is between the following parties (collectively hereinafter referred to as the “Parties”):

Party A: NanHai Jinlong Non-Woven Co., Ltd./ Foshan S.L.P. Special Materials Co. Ltd.

Address: Shishan Industrial Park, Shishan District, NanHai City, Guangdong,  PR China.

Contact: Mr. Li Jie, CEO.

Party B: United Best Investment Limited (聯 卓投 資 有 限 公 司)

Address: Room 601, Albion Plaza, 2-6 Granville Road, Tsim Sha Tsui, Kowloon, Hong Kong

Contact:   Mr. Li Jun, Chairman of the Board

WHEREAS, this Agreement entered into between Party A and Party B, sets forth the agreements and terms for Party A to engage Party B as its long term consultant for the purpose of introducing Party A to service contractors relating to the listing requirements for publicly traded companies in the United States of America.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Representations:

The Parties hereto represent and warrant that they are legally authorized to perform the services described in this Agreement.

2. Consulting Work Scope:

i) Assist Party A with negotiations with service contractors,

ii) Assist Party A with on-going communications and coordinating the relationships with service contractors during the listing process.

3. Fees and Indemnification Obligations of Party B:

Party A agrees to indemnify and hold harmless Party B from all third party claims.

Party A agrees to compensate Party B as follows:

(i) a total engagement fee of USD $100,000, payable promptly upon execution of this agreement; a documentation fee of $25,000, payable upon closing of the Financing and payable from the proceeds of the offering; and USD $75,000 (collectively “Engagement Fee”) upon the execution of an acquisition agreement for the shell company signed by Party A;

(ii)  a success fee as described below.

The success fee shall be:

(a)  5% of all proceeds received by the Company with respect to sales of the securities, convertible bonds and notes which amount shall be payable upon each closing of each transaction (hereinafter "Success Fee").

(b)           Warrants to purchase such number of shares of securities equal to 5% of the aggregate number of securities, convertible bonds and notes sold by Party A to investors (hereinafter “Warrants”).  The securities into which such Warrants are exercisable shall have all terms, rights and preferences applicable to the securities sold in the financing, provided, however, that such Warrants shall also have a “cashless” exercise feature.  The exercise price of the Warrants shall be equal to 100% of the purchase price of the securities issued to the investors in the financing;

(c)           A minimum of 2.5% of the post-transaction common stock (hereinafter “Common Stock”) of the shell company, payable upon the closing of the transaction.   This minimum 2.5% shall be included in the 40% shares to be issued according to the Proposed Terms of Schedule II of this Consulting Agreement (as defined therein).

OR

(c)           2.5% of the post-transaction common stock (hereinafter “Common Stock”) of the shell company, payable upon the closing of the transaction, plus any remaining percentage, if any, of the post-transaction common stock that is assignable for additional work performed and costs incurred. This 2.5%, plus any remaining percentage, if any, shall be included in the 40% shares to be issued according to the Proposed Terms of Schedule II of this Consulting Agreement (as defined therein),

(d)           The terms of any subsequent and/or secondary offering will be pursuant to the percentage scale set forth below:

$20,000,000 or less – Compensation shall equal 4%;
$20,000,000-$50,000,000 – Compensation shall equal 3.5%; and
$50,000,000 or above – Compensation shall equal 3%.

Party A’s success in accomplishing the financing and listing as described above, shall be evidenced by the post-merger capital structure or disclosures on the relevant SEC filing.

4.	No Guarantee.

Party B has agreed to perform the services hereunder on a reasonable “best efforts” basis.  Party B does not make any guarantee as to the successful completion of the Transaction.

5.	Registration Rights.

Whenever Party A shall file a registration statement under the Securities Act of 1933, as amended (the “Act”), relating to the public offering of its common stock or other securities for sale for cash for its own account, or a re-sale registration statement for the sale of securities held by other shareholders who are not employees or consultants to Party A (a “Registration Statement”), Party A shall give written notice to Party B and shall register all of the Warrants and Common Stock for re-sale.

6. Confidentiality:

The Parties hereto agree that all information received by or from each other shall be considered Confidential Information if marked as such and shall not be disclosed to third parties or publicized without the express written consent of the Parties hereto.

7. Contact Information:

See above.  Also, mailing, emailing or faxing documents to the Parties above will be deemed as delivery.

8. Disputes and Conflicts:

i) This Agreement may be terminated by the mutual written consent of both parties after amicable negotiation.  Except that the payment provisions in Paragraph 3, whereby Party A agrees to pay Party B and indemnify Party B, shall survive the termination of this Agreement.

ii) Any disputes arising out of this Agreement will be solved amicably by negotiation of the two parties.  In the event a resolution cannot be negotiated, the dispute will be brought to the China International Economic and Trade Arbitration Commission (“CIETAC”) for ultimate disposition.  If the Parties could not reach a resolution within thirty (30) days, each Party is entitled to submit such dispute to CIETAC in Hong Kong for arbitration pursuant to the CIETAC Arbitration Rules then in force. The arbitration award is final and binding on all Parties.

iii) The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

9. Effectiveness:

i) This Agreement takes effect after both of the Parties’ sign below.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same Agreement.  Facsimile and electronic signatures shall be deemed originals.

ii) This Agreement shall be held in four copies of the same form.  The Parties shall preserve two copies with equal legal effect.

iii) This Agreement will continue in force up to and including the closing of the transaction, if any, and for an additional period of 2 years thereafter.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the date below.

Party A: NanHai Jinlong Non-Woven Co., Ltd./ Foshan S.L.P. Special Materials Co. Ltd.

______________________________________________

Authorized Signature, Mr. Li Jie, CEO,    Date: ___________

Party B: United Best Investment Limited (聯 卓投 資 有 限 公 司)

___________________________________

Authorized Signature, Mr. Li Jun, Chairman of the Board,  Date: __________

Schedule II

PROPOSED TERMS OF THE FINANCING

Securities to be Sold
USD $44,000,000 of Common Stock (the “Common Stock”) and attached warrants to purchase Common Stock (the “Warrants”); altogether, the Common Stock and the Warrants are hereinafter known as the “Securities”.  The Securities to be raised in the amount of USD $44,000,000 will be exchanged for 40% of the equity of the Company.  The valuation of the Company “post-money” will be based on approximately $80,000,000, or approximately 9 times forecast 2008 earnings.

NanHai Jinlong Non-Woven Co., Ltd.
Foshan S.L.P. Special Materials Co. Ltd
Perpetual Technologies, Inc.
Shishan Industrial Park, Shishan District
NanHai City, Guangdong
People's Republic of China

February 12, 2010

United Best Investment Limited (聯卓投資有限公司)
Room 601, Albion Plaza, 2-6 Granville Road,
Tsim Sha Tsui, Kowloon, Hong Kong
Mr. Li Jun, Chairman of the Board

Dear Mr. Li:

Reference is made to that certain letter agreement, dated November 17, 2009, pursuant to which Foshan S.L.P. Special Materials Co., Ltd (the "Company") engaged United Best Investment Limited ("United Best") as its exclusive placement agent (the "Agreement").

Reference also is made to (a) that certain Share Exchange Agreement, dated February 10, 2010, pursuant to which Perpetual Technologies, Inc., a Delaware corporation ("Pubco"), is purchasing all of the outstanding capital stock of Hong Hui Holdings Limited, a British Virgin Islands company and the indirect owner of all of the outstanding capital stock of the Company (the "Share Exchange"), and (b) the financing documents relating to the $4,140,000 bridge financing being contemplated by Pubco (the "Bridge Financing").

For purposes of clarifying the consideration payable to United Best pursuant to the Agreement in connection with the Bridge Financing and the Share Exchange (and without limiting any of the provisions of the Agreement or that certain letter agreement between the Company and United Best dated February 2, 2010), we hereby confirm and agree as follows:

1. In connection with and at the closing (the "Closing") of the Share Exchange, United Best shall be issued that number of shares of Pubco common stock (the "Initial Shares") so that immediately after such issuance, such shares shall constitute 2.5% of the shares of Pubco common stock outstanding, determined on a fully-diluted basis (for purposes of clarity, after giving effect to the Share Exchange and the conversion or exercise of all outstanding derivative securities).

2. If, at any time within one year after the Closing, Pubco issues any shares of its common stock or any securities convertible into or exercisable for its common stock (each, a "New Issuance"), then within three business days after each New Issuance Pubco will issue to United Best that number of shares of Pubco common stock (the "Adjustment Shares") which, when added to the Initial Shares and any Adjustment Shares issued to United Best prior thereto, will total 2.5% of the shares of Pubco common stock then outstanding, determined on a fully-diluted basis (for purposes of clarity, after giving effect to the conversion or exercise of all outstanding derivative securities and the issuance of such Adjustment Shares, but other than any Excluded Securities). The foregoing notwithstanding, Adjustment Shares will not be issued as a result of a New Issuance of options, warrants or other securities to employees, consultants, advisors, or directors of Pubco pursuant to a restricted stock purchase plan or a stock option plan approved by the stockholders and Board of Directors of Pubco (such securities, "Excluded Securities"). Pubco shall give United Best at least ten days advance written notice of any New Issuance, and agrees that the Initial Shares and the Adjustment Shares shall be deemed "Share Compensation" for purposes of the registration rights set forth in Section L of the Agreement.

Sincerely,

Foshan S.L.P. Special Materials Co. Ltd

By: ______________________

Name: Li Jia

Title: CEO

Perpetual Technologies, Inc.

By: ______________________

Name: Li Jia

Title: CEO

April 13, 2010

Foshan S.L.P. Special Materials Co. Ltd.
NanHai Jinlong Non-Woven Co., Ltd.
China Filtration Technologies, Inc.
Shishan Industrial Park, NanHai City
Guangdong, China 528225

Gentlemen:

Reference is made to that certain consulting agreement, dated November 17, 2009, between United Best Investment Limited ("UBIL"), Foshan S.L.P. Special Materials Co. Ltd. ("Foshan"), and NanHai Jinlong Non-Woven Co., Ltd. (the "Agreement"). As contemplated by the Agreement, Foshan completed a share exchange with Perpetual Technologies, Inc. ("Perpetual") on February 12, 2010, and Perpetual thereafter changed its name to China Filtration Technologies, Inc. (the "Company").

Reference also is made to that certain engagement letter, dated April 6, 2010, among the Company, Rodman & Renshaw, LLC ("Rodman") and Brean Murray, Carret & Co., LLC ("Brean") pursuant to which Rodman and Brean will act as the co-lead or co-managing underwriters on a 50/50 basis on a firm commitment underwriting in connection with the proposed registered public offering of common stock by the Company (the "Transaction").

In order to facilitate the Transaction, UBIL agrees that the cash Success Fee (as defined in the Agreement) to be paid to UBIL upon completion of the Transaction is hereby reduced from 5% of the Transaction gross proceeds to 3% of the Transaction gross proceeds.

Except as provided above, the Agreement remains unchanged and in full force and effect in accordance with its terms.

This letter agreement may be signed in counterparts, each of which when taken together shall constitute one fully executed document.

Sincerely,

United Best Investment

Limited

By: ______________________

Mr. Li Jun, Chairman

Accepted and Agreed

Foshan S.L.P. Special Materials Co. Ltd.

By: ______________________

Jie Li, CEO

China Filtration Technologies, Inc.

By: ______________________

Jie Li, CEO

NanHai Jinlong Non-Woven Co., Ltd.

By: ______________________

www.primaryllc.com

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